PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

Allan W. Stone to Assume Role of CEO at Valley Business Bank

VISALIA, California, May 20, 2010 - At the annual shareholders’ meeting of Valley Commerce Bancorp held on May 18, 2010 in Visalia, Don Gilles, President and CEO of Valley Commerce Bancorp and its subsidiary, Valley Business Bank, announced that Allan W. Stone will assume the position of President and Chief Executive Officer when Gilles retires on June 30, 2010.

Mr. Stone has held several positions within the bank since joining it in 1998. These positions included Executive Vice President, Chief Credit Officer, and most recently Executive Vice President and Chief Operating Officer.

“Allan is an experienced banker and a trusted colleague. He has worked diligently over the years as the head of the Bank’s credit operation and is well respected by his fellow employees and peers in our industry,” Gilles said.  “His experience will now be drawn upon in his new role.  We all look forward to Allan leading our bank into the future,” Gilles added.

As determined by shareholder vote, Mr. Gilles will retain his position on the Board of Directors of Valley Commerce Bancorp.   Also elected to the Board at the shareholders’ meeting were David B. Day, Walter A. Dwelle, Thomas A. Gaebe, Philip R. Hammond Jr., Russell F. Hurley, Kenneth H. Macklin, Fred P. LoBue, Jr. and Barry R. Smith.

Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net